                      AMENDED AND RESTATED MASTER AGREEMENT

                                       OF

                             MERGER AND ACQUISITION

                            _______________________

                                  by and among

                           Highwoods Properties, Inc.,

                     Highwoods/Forsyth Limited Partnership,

                           Anderson Properties, Inc.,

                                 Gene Anderson,

                    the partnerships, the tenancies in common

                         and limited liability companies

                                  listed below


                             Dated January 31, 1997

                             ______________________


        IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF ANY DOCUMENT USED IN CONNECTION WITH THE OFFERING AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO THE REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.




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                                TABLE OF CONTENTS



                                                                                                                 Page
ARTICLE I
DEFINITIONS.....................................................................................................  2

ARTICLE II
THE TRANSACTIONS................................................................................................  6
         2.1          General...................................................................................  6
         2.2          Acquisition Agreements....................................................................  7
         2.3          Conditions of Loan Assumptions..............................................................7
         2.4          Closing...................................................................................  7
         2.5          Examination by Highwoods................................................................... 8
ARTICLE III
CONSIDERATION.................................................................................................... 9
         3.1          Purchase Price Generally....................................................................9
         3.2          Agreed Upon Consideration................................................................. 10
         3.3          Closing Adjustments......................................................................  11
                      (a)  Generally...........................................................................  11
                      (b)  Rent................................................................................. 11
                      (c)  Preclosing Expenses and Liabilities.................................................. 12
         3.4          Fluctuation............................................................................... 12
         3.5          Partnership Distribution Adjustment......................................................  13
         3.6          Prepayment Penalties...................................................................... 13

ARTICLE IV
COVENANTS AND AGREEMENTS........................................................................................ 13
         4.1          Operation of Business......................................................................13
         4.2          Brokers................................................................................... 14
         4.3          Employments Agreements.....................................................................14
         4.4          Section 754 Elections......................................................................14
         4.5          Employees; Benefit Plans...................................................................14
         4.6          Termination of Contracts...................................................................14
         4.7          Contribution of API Assets.................................................................14

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ANDERSON AND API...............................................................15
         5.1          Consents...................................................................................15
         5.2          Disclosure.................................................................................15
         5.3          Absence of Conflicts...................................................................... 16
         5.4          Certification of Anderson Financial Statements.............................................16

                                        i



         5.5          Power and Authority of Anderson Partnerships.............................................. 16
         5.6          Power and Authority of API.................................................................17
         5.7          Rent Roll and Leases...................................................................... 17
         5.8          No Contracts.............................................................................. 18
         5.9          Title to Property and Partnership Interests............................................... 19
         5.10         Liabilities; Indebtedness................................................................. 19
         5.11         Insurance................................................................................  20
         5.12         Personal Property........................................................................  20
         5.13         Claims or Litigation...................................................................... 20
         5.14         Hazardous Substances...................................................................... 20
         5.15         Financial Condition of the Properties and
                      Anderson Partnerships......................................................................21
         5.16         Compliance with Laws...................................................................... 21
         5.17         Employees................................................................................  22
         5.18         Condemnation and Moratoria...............................................................  22
         5.19         Condition of Improvements................................................................. 22
         5.20         Taxes..................................................................................... 22
         5.21         Management Agreements....................................................................  23
         5.22         Operating Agreements.....................................................................  23
         5.23         ERISA; Employee Benefit Plans............................................................. 23
         5.24         Absence of Certain Changes...............................................................  24
         5.25         Tradename..................................................................................24
         5.26         Operation of Business..................................................................... 25
         5.27         Effect of Transactions on Title........................................................... 25

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HIGHWOODS....................................................................  25
         6.1          Organization and Authority................................................................ 25
         6.2          Binding Obligation.......................................................................  26
         6.3          Partnership Agreement....................................................................  26
         6.4          Disclosure...............................................................................  26

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF HPI........................................................................... 26
         7.1          Organization and Authority................................................................ 26
         7.2          Binding Obligations....................................................................... 26
         7.3          Securities Filings.......................................................................  27
         7.4          REIT Status of HPI........................................................................ 27

ARTICLE VIII
CLOSING DELIVERIES...............................................................................................28
         8.1          Anderson Closing Deliveries................................................................28
         8.2          Anderson Deliveries........................................................................29


                                       ii




ARTICLE IX
CONDITIONS PRECEDENT TO HIGHWOOD'S PERFORMANCE...................................................................29
         9.1          Representations, Warranties and Covenants................................................. 29
         9.2          Consents...................................................................................30
         9.3          Document Deliveries........................................................................30
         9.4          No Adverse Proceedings.....................................................................30
         9.5          Termination................................................................................30
         9.6          Legal Opinion..............................................................................30
         9.7          Other Assurances...........................................................................30
         9.8          Review Period..............................................................................30

ARTICLE X
CONDITIONS PRECEDENT TO ANDERSON PARTIES' PERFORMANCE............................................................31
         10.1         Representations and Warranties.............................................................31
         10.2         Payment of Purchase Price..................................................................31
         10.3         No Adverse Proceedings.....................................................................31
         10.4         Legal Opinion............................................................................. 31

ARTICLE XI
INDEMNITY......................................................................................................  31
         11.1         Representations and Warranties of Anderson Partners......................................  31
         11.2         Scope of Anderson Indemnity............................................................... 32
         11.3         Representations and Warranties of Highwoods............................................... 33
         11.4         Notice to Indemnitors..................................................................... 33
         11.5         Effect of Indemnity......................................................................  33

ARTICLE XII
MISCELLANEOUS..................................................................................................  33
         12.1         Notices..................................................................................  33
         12.2         Counterparts.............................................................................. 35
         12.3         Severability.............................................................................  35
         12.4         Assigns..................................................................................  35
         12.5         Public Announcement......................................................................  35
         12.6         Remedies.................................................................................  35
         12.7         Captions.................................................................................. 36
         12.8         Exhibits and Schedules.................................................................... 36
         12.9         Merger Clause............................................................................  36
         12.10        Amendments and Waiver....................................................................  36
         12.11        Governing Laws...........................................................................  36

LIST OF SCHEDULES AND EXHIBITS.................................................................................  39



                                      iii




                    AMENDED AND RESTATED MASTER AGREEMENT OF
                             MERGER AND ACQUISITION



         This AMENDED AND RESTATED MASTER AGREEMENT OF MERGER AND ACQUISITION
(the "Amended and Restated Master Agreement") is made as of the 31st day of January, 1997, by and among HIGHWOODS PROPERTIES, INC., a Maryland corporation
("HPI"), HIGHWOODS/FORSYTH LIMITED PARTNERSHIP, a North Carolina limited partnership ("Highwoods"), the partnerships, tenancies in common and limited liability companies listed on SCHEDULE 1 attached hereto (the "Anderson
Partnerships"), ANDERSON PROPERTIES, INC., a Georgia corporation ("API"), and
GENE ANDERSON, an individual resident of Atlanta, Georgia ("Anderson").

         WHEREAS, Highwoods is a North Carolina limited partnership having HPI as its sole general partner and HPI has elected to be qualified as a real estate investment trust under the Code; and

         WHEREAS, Anderson and the Anderson Partnerships own certain real properties in Atlanta, Georgia and environs;

         WHEREAS, API is engaged in certain real estate-related activities in Atlanta, Georgia including brokerage, leasing and management;

         WHEREAS, the parties desire to amend and restate that certain Master
Agreement of Merger and Acquisition Agreement entered into on January 9, 1997 by and among HPI, Highwoods, API, Anderson and certain partnerships and limited liability companies affiliated with Anderson (the "Master Agreement") subject to the terms and conditions described herein;

         WHEREAS, Highwoods, Anderson, and the owners of the Anderson
Partnerships (the "Anderson Partners") have entered or will enter into the Acquisition Agreements (as defined below), pursuant to which such Anderson
Partners, subject to provisions thereof, will irrevocably agree to sell, transfer and assign their interests in the Anderson Partnerships or the Properties (as defined below), as the case may be, and as more particularly described therein, to Highwoods;

         WHEREAS, pursuant to the terms hereof and the terms of the Acquisition
Agreements, Highwoods, Anderson, the Anderson Partnerships and API desire to combine their respective businesses subject to the terms, conditions, provisions and limitations of this Amended and Restated Master Agreement; and








         NOW, THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         The following capitalized terms shall have the following meanings for all purposes of this Amended and Restated Master Agreement and such meanings are equally applicable to the singular and plural forms of the terms defined. The terms "hereof", "hereto", "herein", "hereunder" and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular section, subsection, paragraph or other subdivision thereof.

         "ACQUISITION AGREEMENTS" means collectively the Purchase Option
         Agreements (as defined below), the Exchange Option Agreements (as defined below) and the Tradeport Agreement (as defined below).

         "ACTUAL KNOWLEDGE" for the purposes of this Amended and Restated Master
         Agreement shall mean information which is known to an individual or, as to any entity, to the officers, general partners or managers of such entity without the requirement of additional inquiry unless such persons are aware of facts or circumstances which would lead reasonable persons to make or conduct additional inquiry.

         "ANDERSON CASH RECIPIENTS" means collectively those of the Anderson
         Partners receiving cash pursuant to the transactions contemplated by the Purchase Option Agreements.

         "ANDERSON FINANCIAL STATEMENTS" means the periodic income statement and balance sheets provided to Highwoods (including the schedules attached thereto) for the Anderson Partnerships and API, and specifically excludes any forecasts and projections.

         "ANDERSON PARTIES" means collectively Anderson, the Anderson
         Partnerships and API, without duplication.

         "ANDERSON PARTNERS" means collectively Anderson, the Anderson Cash
         Recipients and the Anderson Unit Recipients (as defined below) as listed on SCHEDULE 3.2(A) attached hereto.


                                       2





         "ANDERSON PROPERTY OWNERS" means the Anderson Partnerships and
         Anderson.

         "ANDERSON UNIT RECIPIENTS" means collectively those parties receiving
         Units (as defined below) pursuant to the transactions contemplated by the Exchange Option Agreements and the Tradeport Agreement.

         "ANDERSON UNITS" means collectively the Units to be issued to the Anderson Unit Recipients at Closing.

         "ASSUMED ANDERSON DEBT FINANCING" means the indebtedness described on
         SCHEDULE 1-1 attached hereto.

         "ASSUMED ANDERSON MORTGAGES" means the deeds to secure debt, mortgages or other instruments that secure the Assumed Anderson Debt Financing.

         "CLOSING DATE" means the date upon which all the conditions for closing and consummation of the transactions contemplated by this Amended and Restated Master Agreement shall have been satisfied, which date shall be no later than February 14, 1997.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "ENVIRONMENTAL LAW" means any and all federal, state and local laws, regulations, ordinances and other requirements relating to pollution or protection of the environment, including, without limitation, laws, regulations and requirements relating to the ownership, possession, storage and control of the Properties (as defined below) and to emissions, discharges, releases or threatened releases of storm water, pollutants, contaminants, toxic or hazardous substances, or solid or hazardous wastes into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, toxic or hazardous substances, or solid or hazardous wastes. The Environmental
         Laws include, without limitation, the Comprehensive Environmental
         Response, Compensation and Liability Act of 1980, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE OPTION AGREEMENTS" means, collectively, those agreements listed on SCHEDULE 1-3 attached hereto and the Tradeport Agreement, between
                                       3




         Highwoods, HPI and the parties more particularly described therein and on SCHEDULE 1-3 pursuant to which Units are to be exchanged for certain ownership interests in the Anderson Partnerships or in certain of the Properties.

         "HIGHWOODS PARTNERSHIP AGREEMENT" means the First Amended and Restated
         Agreement of Limited Partnership of Highwoods/Forsyth Limited
         Partnership dated as of June 14, 1994, as amended through the date of Closing.

         "IMPROVEMENTS" means all buildings, structures, streets, furnishings, parking lots, landscaping, walls, ponds, culverts, fixtures, utilities, fences, driveways, loading docks, security systems and other physical features constructed or assembled on, at, upon or beneath any of the Properties (whether finished or unfinished) and owned by the respective
         Anderson Property Owner owning such Property.

         "INDEBTEDNESS" means, without duplication, any obligations for borrowed money and all monetary obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable to any person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise and whether matured or unmatured. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following: (a) all obligations or liabilities of any person that are secured by any lien, claim, encumbrance or security interest upon property; (b) all obligations or liabilities created or arising under any capital lease of real or personal property, or conditional sale or other title retention agreement with respect to property, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (c) all unfunded pension fund, employee medical or welfare obligations and liabilities; (d) deferred taxes; and (e) all obligations under any indemnification agreements, guaranty agreements, letters of credit or other documents creating such contingent liabilities.

         "LIABILITY" means any liability, obligation or indebtedness of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due, or payable by the Anderson Parties or any of them, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligations of performance.

         "LIEN" means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a deed to secure debt, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease consignment or bailment for security purposes. The term Lien shall include reservations, exceptions, defects of any kind or nature, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

         "PAYABLE ANDERSON DEBT FINANCING" means the indebtedness described on
         SCHEDULE 1-5 attached hereto.

         "PERMITTED LIEN" means (i) liens for 1997 ad valorem taxes not yet due and payable; (ii) restrictions, easements, covenants, reservations and rights of way of record disclosed by Highwoods' title examination;
         (iii) zoning ordinances, restrictions and other requirements imposed by governmental authority as do not materially interfere with the present use of a parcel of property; (iv) such imperfections of title, liens and encumbrances, if any, as do not detract materially from the value or interfere with the present use of a parcel of property and which do not secure obligations for borrowed money or the deferred purchase price of property; and (v) the liens securing the Assumed Anderson Debt
         Financing and the liens securing the Payable Anderson Debt Financing.
         Provided, however, that all of the items set forth at (iii) and (iv) hereof known to Highwoods and/or which should have been disclosed by Highwoods survey of or relating to the Properties shall be considered
         Permitted Liens.

         "PERSON" means any individual, joint venture, corporation, limited liability company, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.

         "PROPERTY" or "PROPERTIES" shall mean, individually, the real property together with any Improvements thereon and all personal property and rights, privileges and interests appurtenant thereto (other than "Excluded Intangibles" as defined at Section 4.1 below) owned by an Anderson Property Owner or, collectively, by all of the Anderson
         Property Owners as more particularly described on the Descriptive
         Property Exhibit attached hereto at SCHEDULE 1-2.

         "PURCHASE OPTION AGREEMENTS" means, collectively, those agreements listed on SCHEDULE 1-4 attached hereto between Highwoods, HPI and the parties more particularly described therein and on SCHEDULE 1-4 pursuant to which cash is to be paid for certain ownership interests in the Anderson Partnerships.

                                       5


         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES LAWS" means the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

         "SHARES" means the duly authorized common stock, par value $.01 per share, of HPI.

         "TRADEPORT AGREEMENT" means that certain Contribution and Exchange
         Agreement By and Between Highwoods/Forsyth Limited Partnership and
         Anderson/Tradeport, L.L.C.

         "UNIT" means an undivided limited partnership interest of Highwoods, which is exchangeable by the Unit holder for either cash or Shares, whichever may be elected by HPI, in accordance with the Highwoods
         Partnership Agreement, the Registration Rights Agreement to be executed in conjunction with the Acquisition Agreements and Schedule H of the Acquisition Agreements. "Units" refers both to Class A Units and to
         Class B Units as provided by the Highwoods Partnership Agreement unless otherwise specified. Class B Units are more specifically described on
         Exhibit 1 attached hereto.


                                   ARTICLE II
                                THE TRANSACTIONS

         2.1 General. Subject to the terms, conditions, provisions and limitations in this Amended and Restated Master Agreement, on the Closing Date the parties shall cause the transactions contemplated hereby (the
"Transactions") to be consummated, including, but not limited to:

                      (a) The closings under the Acquisition Agreements, as described in Section 2.2 below;

                      (b) The contribution of certain of the API Assets (as hereinafter defined) to Highwoods pursuant to the terms and conditions hereof;

                      (c) The dissolution of the Anderson Partnerships listed on
         Schedule 2.1(c) (the "Acquired Anderson Partnerships") and the resulting transfer by operation of law of all the Properties owned by them, respectively, to Highwoods.


                                       6


         2.2 Acquisition Agreements. Highwoods shall tender the consideration required by each of the Acquisition Agreements such that each "Final Closing", as defined in the respective Acquisition Agreements, occurs under the terms of each of the respective Acquisition Agreements.

         2.3 Conditions of Loan Assumptions. As of the date hereof, Anderson has provided to Highwoods true, correct and complete copies of all documents, agreements, correspondence, waivers or other written materials (and made
Highwoods aware of any material agreements and understandings) evidencing, securing or otherwise related to the Assumed Anderson Debt Financing (including the Assumed Anderson Mortgages). Highwoods shall have from the date hereof until the Closing Date (the "Review Period") to conduct its review of all documentation required to be executed in connection with the assumption by Highwoods of the Assumed Anderson Debt Financing (the "Assumption Documents").
If for any reason any of the terms, conditions or provisions of the Assumption
Documents, as the same are to be assumed by Highwoods, are unacceptable to Highwoods in any respect in the sole and absolute discretion of Highwoods, then
Highwoods shall have the option at any time prior to the expiration of the Review Period to terminate this Amended and Restated Master Agreement.

         2.4          Closing.

                      (a) The closing of the transactions contemplated by this Amended and Restated Master Agreement (the "Closing") shall take place at the offices of ELROD & THOMPSON, Attorneys at Law, Atlanta, Georgia on or before the Closing Date but, unless otherwise agreed in writing by Highwoods and Anderson in no event later than and, if no such unanimous agreement is reached, on February 14, 1997. The closing of any of the Acquisition Agreements shall take place only if the Closing hereunder occurs.

                      (b) Highwoods may terminate this Amended and Restated
         Master Agreement without liability and without waiving any of its rights at law or in equity by giving notice to Anderson at any time prior to the Closing:

                           (i) In the event any one of the Anderson Parties is in breach (after any applicable period of notice and cure) in any material respect of any representation, warranty, or covenant contained in this Amended and Restated Master Agreement;

                           (ii) If the Closing shall not have occurred on or before the Closing Date by reason of the failure of the Anderson Parties to satisfy any condition precedent to the performance of Highwoods (unless the failure results from Highwoods itself breaching any representation,

                                       7


                           warranty or covenant contained in this Amended and Restated Master Agreement);

                           (iii) If there has been a material adverse change in the financial condition or business of the Anderson
                           Parties affecting the Properties after the date of this Amended and Restated Master Agreement or if API files any voluntary petition, or has filed against it any involuntary petition, seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the United State
                           Bankruptcy Code or under any other statute, code or act, whether state, federal or foreign, or becomes insolvent or otherwise becomes subject to any reorganization or insolvency proceeding; or

                           (iv) Pursuant to the terms of Section 2.3 hereof.

                           (v) Pursuant to the terms of Section 2.5 hereof.

                      (c) The Anderson Parties may terminate this Amended and
         Restated Master Agreement without liability and without waiving any of their respective rights at law or in equity by giving notice to Highwoods at any time prior to the Closing:

                           (i) In the event Highwoods is in breach (after any applicable period of notice and cure) in any material respect of any representation, warranty, or covenant contained in this Amended and Restated Master
                           Agreement;

                           (ii) If the Closing shall not have occurred on or before the Closing Date by reason of any condition precedent herein to the performance by the Anderson
                           Parties not being fulfilled (unless the failure results from any of the Anderson Parties breaching any representation, warranty, or covenant contained in this Amended and Restated Master Agreement); or

                           (iii) Upon five (5) days written notice, in the event
                           Highwoods takes any action or fails to take any action that would cause HPI to fail to qualify as a real estate investment trust under the Code.

         2.5          Examination by Highwoods.

                      (a) Highwoods shall have the right during the Review
         Period to examine the Properties and to conduct title examinations, environmental surveys and/or audits, make surveys, and conduct all other investigations of the Properties as Highwoods

                                       8


         deems necessary to determine whether the Properties are suitable and satisfactory to Highwoods. During the Review Period, the Anderson
         Parties shall make available to Highwoods, for inspection and copying, all environmental and engineering studies, surveys, title insurance policies, and other documents and records that Highwoods may reasonably request in the course of the performing its inspection activities.
         Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall terminate on the date that Highwoods gives written notice to Anderson that the results of its examinations and investigations undertaken during the Review Period are unsatisfactory to Highwoods, provided that such written notice is received by Anderson on or before the expiration of the Review Period. If Highwoods fails to give such notice on or before the expiration of the Review Period, then this Agreement shall continue in full force and effect in accordance with, and subject to, all the terms and conditions hereof. Highwoods shall have the right to determine, in Highwood's sole and absolute discretion, whether or not the results of its inspection activities are satisfactory. If this Agreement is terminated by Highwoods pursuant to this Section 2.5, all rights and obligations of the parties under this Agreement shall, except as specifically provided herein, expire, and this Agreement shall become null and void.

                      (b) Highwoods agrees to indemnify and hold the Anderson
         Parties harmless from and against any and all claims, causes of action, damages, costs (including reasonable attorney's fees), injuries and liabilities resulting from the activities of Highwoods and/or
         Highwoods' agents or designees at or on the Properties. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the provisions of this Section 2.5(b) shall survive both Closing and termination of this Agreement.

                                   ARTICLE III
                                  CONSIDERATION

         3.1 Purchase Price Generally. The total consideration to be transferred or paid to the Anderson Partners on the Closing Date (the "Aggregate
Consideration") (prior to the adjustment required by Section 3.3 below) shall be based on the following aggregate assigned values for the various Properties:

                      (a) The consideration for the Properties listed on
         SCHEDULE 3.1(A) (the "In-Service Properties") shall be based upon a total value for the Properties of $51,536,000 in a combination of cash, Units (valued at $29.25 each) and debt assumption.

                      (b) The consideration to be tendered for the Properties listed on SCHEDULE 3.1(B) (the "Development Properties") shall be
         $8,864,447 reduced by the estimated


                                       9

         costs to complete the Development Properties and will be paid in a combination of Units (valued at $29.25 each) and debt assumption.

                      (c) Schedule 3.1(c) describes the current status and impact of any future transaction involving the properties owned by R&A
         Investment Holdings I, LLC and R&A Land Holdings ("Bluegrass").

                      (d) The consideration for the Properties listed on
         SCHEDULE 3.1(D) (the "Development Land") shall be as follows:

                           (i) The Tradeport property is subject to the Tradeport Agreement.

                           (ii) The Chastain property currently zoned industrial
                           (approximately 10 acres) shall be acquired for consideration based upon a value of $105,000 per acre payable in a combination of Units (valued at $29.25 each) and debt assumption. The 5.69 acres of Chastain land which is not zoned industrial shall be subject to an option in favor of Highwoods in the form as attached hereto as Exhibit 3.1(d).

                           (iii) The consideration to be paid for Newpoint shall be based upon a value of $110,000 per acre for a total value of $2,189,473 and shall be in the form of a combination of debt assumption and Units (all Units to be valued at $29.25 each) in the form of 20% Class
                           A Units and 80% Class B Units (25% of the Class B
                           Units shall convert to Class A Units on each anniversary of the Closing Date such that the Class B
                           Units will be fully converted as of the fourth anniversary of the Closing Date).

         3.2 Agreed Upon Consideration. Subject to adjustment as provided below, the aggregate consideration required by the Acquisition
Agreements and this Amended and Restated Master Agreement, to be paid by Highwoods to or in favor of the Anderson Partners on the Closing Date (the
"Aggregate Consideration") shall be:

                      (a) the payment of cash in the amount of $89,403 to the Anderson Cash Recipients pursuant to the terms of the applicable
         Purchase Option Agreements and in accordance with SCHEDULE 3.2(A) attached hereto;

                      (b) the issuance of 782,728 Units, including 615,698 Class
         A Units and 167,030 Class B Units, to the Anderson Unit Recipients pursuant to the terms of the applicable Exchange Option Agreements and in accordance with SCHEDULE 3.2(A) attached hereto;

                                       10




                      (c) the payment by Highwoods of the Payable Anderson Debt
         Financing and the assumption of the principal balance of the Assumed
         Anderson Debt Financing in the aggregate amount of $45,084,734 and the release of all the combined Anderson Partners from any and all liability arising out of the Assumed Anderson Debt Financing and the succession to other liabilities as expressly provided herein.

Notwithstanding the amounts set forth in SCHEDULE 3.2(A) hereof, each Anderson
Partner's consideration (in cash or Units) to be received shall be adjusted, as applicable, pursuant to Paragraph 2 of each such Anderson Partner's Acquisition
Agreement and Section 3.3 below.

         3.3          Closing Adjustments.

                      (a) Generally. All real estate taxes, charges and assessments affecting a Property, all charges for water, sewer, electricity, gas and all other utilities and operating expenses with respect to a Property, to the extent not paid or payable by tenants under the Leases (as defined in Section 5.7 below and as described on SCHEDULE 5.7A attached hereto), shall be apportioned on a per diem basis as of midnight on the date immediately preceding the Closing. All such expenses for the period preceding the Closing shall be deemed expenses of the applicable Anderson Parties and all such expenses commencing as of the Closing with respect to such Property shall be deemed to be expenses of Highwoods. Amounts owed under this paragraph shall be paid to the party to whom they are owed in cash at the Closing or in the Post-Closing Adjustment Period (as defined below) in the same manner as if the underlying real property were being sold. If any real estate taxes, charges or assessments have not been finally assessed as of the Closing Date for a Property for the then current calendar tax year, they shall be adjusted at the Closing based upon the most recently issued bills therefor. The provisions of this Section 3.3(a) shall survive the Closing.


                      (b) Rent. Except for delinquent rent, all rent under an Anderson Partnership's Leases and other income attributable to a Property shall be apportioned on a per diem basis as of midnight on the date immediately preceding the Closing. All such rent and other income, including commissions earned, for the period preceding the Closing shall be deemed to be property of the applicable Anderson Parties, and all rent and other income for any period commencing as of the Closing and thereafter shall be the property of Highwoods for the purpose of making the adjustments set forth herein. Amounts owed under this paragraph shall be paid to the party to whom they are owed in cash at the Closing or during the Post-Closing Adjustment Period. Delinquent rent shall not be prorated, but shall be deemed the property of the appropriate Anderson Parties. Payments received by Highwoods from tenants of an Anderson Partnership from and after the Closing with respect to a Property shall be applied first to rents then due for the current period from such tenant


                                       11



         and then to such tenant's delinquent rent as of the time of apportionment. Highwoods shall use reasonable efforts to collect delinquent rents for the benefit of the Anderson Parties but in no event shall be obligated to evict or sue any tenants in order to collect such rents and shall cooperate with the Anderson Parties in the collection of any delinquent amounts; provided, however, that the Anderson Parties shall not have any rights to evict such tenants for such delinquent amounts. Any amounts received by Anderson Parties on account of rent or other income for the period after the Closing with respect to the Property and the related personal property shall be turned over to Highwoods for application in accordance with the terms of this paragraph. All accounts receivable, notes, cash and bank accounts of the Anderson Partnerships existing as of the Closing date shall at Closing, for the purpose of making the adjustments set forth herein, be transferred to or retained by the appropriate Anderson
         Parties, other than the remaining balance of any escrow accounts for tenant improvements and lease commissions held by the Anderson
         Partnerships, the amount necessary to pay prorations of taxes, security deposits and amounts which belong to Highwoods after making the closing adjustments for rent and operating expenses. Except for the adjustments to be made in the Post Closing Adjustment Period, the parties hereto agree that no adjustments to reimbursable income received from tenants for taxes, insurance or common area maintenance expenses will be made because the estimated periodic payments made by tenants of the Properties for 1997 were more or less than the tenant actual prorated share of taxes, insurance and common area maintenance expenses. The provisions of this Section 3.3(b) shall survive the Closing.

                      (c) Preclosing Expenses and Liabilities. The parties acknowledge that not all invoices for expenses incurred with respect to the Properties prior to the Closing will be received by the Closing and that a mechanism needs to be in place so that such invoices can be paid as received. All of the prorations referred to above will be done on an interim basis at the Closing and will be subject to final adjustment in accordance with the provisions hereof within sixty days or such other agreed upon period of time following Closing (the "Post-Closing
         Adjustment Period"). Upon receipt by Highwoods after Closing of an invoice for a Property's operating expenses which are attributable in whole or in part to a period prior to the Closing and which were not apportioned (or, if apportioned, not correctly apportioned) at Closing, Highwoods shall submit to Anderson, as agent for the Anderson Partners, a copy of such invoice with such additional supporting information as Anderson shall reasonably request. Within ten (10) days of receipt of such copy, Anderson shall pay to Highwoods an amount equal to the portion of such invoice attributable to the period ending as of midnight on the date immediately preceding the Closing apportioned on a per diem basis.

                                       12



         3.4 Fluctuation. EACH OF THE ANDERSON PARTIES AND HIGHWOODS
ACKNOWLEDGES AND AGREES THAT AFTER THE EXECUTION OF THE ACQUISITION AGREEMENTS,
THE MARKET VALUE OF THE HPI COMMON STOCK WHICH IS CURRENTLY OUTSTANDING MAY
INCREASE OR DECREASE IN VALUE AS THE RESULT OF MARKET FLUCTUATIONS, AND THAT ANY
SUCH FLUCTUATIONS MAY AFFECT THE VALUE OF THE UNITS. NOTWITHSTANDING THESE
FLUCTUATIONS, HIGHWOODS WILL NOT BE REQUIRED TO INCREASE THE NUMBER OF UNITS TO
BE ISSUED TO ANY ANDERSON UNIT RECIPIENT (WHOSE PURCHASE PRICE IS PAID IN UNITS)
IN THE EVENT OF A DECREASE IN THE MARKET VALUE OF HPI COMMON STOCK PRIOR TO THE
CLOSING. LIKEWISE, EACH ANDERSON UNIT RECIPIENT WHOSE PURCHASE PRICE IS BEING
PAID IN UNITS WILL BE ENTITLED TO THAT NUMBER OF UNITS SET FORTH ON SCHEDULE
3.2(A) HEREOF NOTWITHSTANDING ANY INCREASE IN VALUE OF HPI COMMON STOCK PRIOR TO
THE CLOSING, AS SUCH INCREASE MAY INURE TO THE BENEFIT OF SUCH ANDERSON UNIT
RECIPIENT.

         3.5 Partnership Distribution Adjustment. For the first fiscal quarter of Highwoods ending after the Closing Date, partnership distributions attributable to such quarter payable by Highwoods to the Anderson Unit
Recipients pursuant to Section 12.2C of the Highwoods Partnership Agreement shall be prorated to take into account the period of time during such quarter that the Anderson Unit Recipients were limited partners in Highwoods. Each
Anderson Unit Recipient shall receive that portion of a full quarterly distribution otherwise attributable to his Units determined by multiplying the amount of such full distribution by a fraction the numerator of which is the number of days during such quarter that the Anderson Unit Recipient was a limited partner in Highwoods and the denominator of which is the number of days in such quarter. In the event that any Anderson Unit Recipient receives a full cash distribution for such period, such Anderson Unit Recipient shall reimburse
Highwoods the prorated portion of such distribution within five (5) days of receipt.


         3.6          Prepayment Penalties. The Aggregate Consideration shall be reduced by the prepayment penalties, or a prorated portion thereof, associated with the payment by
Highwoods of Indebtedness as described on SCHEDULE 3.5 attached hereto.


                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

         4.1 Operation of Business. After making adequate provisions for all prorations contemplated herein, specifically by Section 3.3, and by the Acquisition Agreements, the Anderson Partnerships and API may make cash distributions of all cash on hand immediately prior to the Closing and may otherwise distribute all claims or other evidences of money owed to them.
Highwoods and the Anderson Parties agree to use their reasonable efforts to reconcile prorations and other closing adjustments within the Post-Closing
Adjustment Period. In the event any party receives any payments to which any other party is, pursuant

                                       13



to the proration provisions hereof, entitled, such payment shall promptly be delivered to the party so entitled.

         4.2 Brokers. Each of the Anderson Parties covenants, represents and warrants to Highwoods, and Highwoods covenants, represents and warrants to each of the Anderson Parties that, except as indicated on SCHEDULE 4.2 attached hereto, no broker or finder or agent has been involved or engaged by it in connection with the transactions contemplated hereby and, each hereby agrees, and Anderson agrees specifically as related to the persons identified on
SCHEDULE 4.2, to indemnify and hold harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnified party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including without limitation reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred or created any such fees, commissions or charges.

         4.3 Employment Agreements. At Closing, HPI and Anderson shall have entered into the Employment Agreement in the form of EXHIBIT 4.3 attached hereto.

         4.4 Section 754 Elections. Anderson and each of the Acquired Anderson
Partnerships agree to cause an election under Section 754 of the Code to be included in the final federal partnership tax return of each such Anderson
Partnership indicating Highwoods as a partner.

         4.5 Employees; Benefit Plans. At Closing, either HPI or Highwoods, at their discretion, shall hire all of the employees of API at their current level of compensation and benefits or their equivalent economic values as such employees were compensated by API.

         4.6 Termination of Contracts. Unless otherwise specified by Highwoods in writing, all management, development, or leasing contracts, entered into by the Anderson Partnerships, if any, must be terminated as of the effective date of Closing so that Highwoods or its designee shall have the exclusive right to manage and lease the Properties.

         4.7 Contribution of API Assets. All personal property listed on
SCHEDULE 4.7, including the tradename "Anderson Properties" and the associated goodwill, used by Anderson Properties, Inc. in the operation and management of the Properties (the "API Assets") will be transferred to Highwoods in conjunction with the Closing and as partial consideration for the transactions otherwise contemplated by this Agreement.

                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                                ANDERSON AND API

                                       14



         To induce Highwoods and HPI to enter into this Amended and Restated
Master Agreement and the transactions contemplated hereby, unless otherwise indicated, Anderson and API represent and warrant, and each Anderson Partnership represents and warrants (with respect to itself only), that the statements contained in this Article V are true, correct and complete on the date hereof.
Pursuant to Section 8.1 hereof, Anderson, each of the Anderson Partnerships
(each with respect to itself only) and API shall deliver to Highwoods at closing a certificate certifying that all such representations and warranties are still true, correct and complete as of the Closing Date, or to the extent that any representation and warranty is not then true, correct and complete, stating the fact or facts which render such representation and warranty untrue. It is the express intention and agreement of Anderson, the Anderson Partnerships and API that the representations and warranties set forth in this Article V shall, except to the extent specified herein to the contrary, survive the consummation of the transactions contemplated in this Amended and Restated Master Agreement, but only to the extent expressly provided in Section 11.2 hereof.

         5.1 Consents. Except as disclosed on SCHEDULE 5.1 attached hereto, (i) no consents, approvals, waivers, notifications, acknowledgments or permissions which have not been obtained are required in order for any of the Anderson
Parties to fully perform its or his respective obligations under this Amended and Restated Master Agreement or which, if left unobtained at Closing and thereafter, would have a material adverse affect on the value, operation, occupation, use or development of any Property, and (ii) the execution and delivery of this Amended and Restated Master Agreement by the Anderson Parties and the consummation of the transactions contemplated hereby, including without limitation the execution of any related agreements, will not require the consent of, or any prior filing with or notice to or payment to, any governmental authority or other Person (other than normal and customary transfer taxes, recording and other transactional costs and expenses).

         5.2 Disclosure. The representations and warranties contained in this Amended and Restated Master Agreement (including Schedules and Exhibits and documents or instruments delivered in connection herewith) or in any information, statement, certificate or agreement furnished or to be furnished to Highwoods by any of the Anderson Parties in connection with the Closing pursuant to this Amended and Restated Master Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

         5.3 Absence of Conflicts. Except as set forth on SCHEDULE 5.1 AND
SCHEDULE 5.3 attached hereto, the execution, delivery and performance of this Amended and Restated Master Agreement by the Anderson Parties and the consummation of the transactions contemplated hereby, including without limitation, the execution and delivery of any documents, instruments or agreements contemplated hereby, will not (after a lapse of time, due notice or otherwise) (a) conflict with, violate or result in any breach or default

                                       15



under (I) any provision of any partnership agreement, operating agreement or certificate of any of the Anderson Partnerships; (II) any provision of the articles of incorporation or bylaws of API, (III) any law, statute, rule or regulation of any administrative agency or governmental body, or any judgment, order, writ, stipulation, injunction, award or decree of any court, arbiter, administrative agency or governmental body to which the Anderson Parties or the Properties are subject; or (IV) any indenture, agreement, instrument or other contract to which the Anderson Parties may be bound or relating to or affecting their assets (except for the documents and instruments evidencing and/or securing the Assumed Anderson Debt Financing and the Payable Anderson Debt
Financing); or (b) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under or result in the creation or imposition of any Lien on the Properties or related assets in accordance with the terms of this Amended and Restated Master
Agreement under any indenture, mortgage, contract, agreement, lease, sublease, license, sublicenses, franchise, permit, instrument of indebtedness, security agreement or other undertaking or instrument to which the Anderson Parties may be bound or affected.

         5.4 Certification of Anderson Financial Statements. The Anderson
Financial Statements are true, correct and complete in all material respects, are prepared in accordance either with generally acceptable accounting principles or federal income tax principles, consistently applied, and fairly present the financial condition of each of the applicable Anderson Parties.

         5.5 Power and Authority of Anderson Partnerships. Each of the Anderson
Partnerships is a partnership, limited liability company or tenancy in common, as the case may be, duly formed and validly existing under the laws of the State of Georgia. Each partner, owner or member of the Anderson Partnerships (which is controlled directly or indirectly by Anderson and/or API) which is not an individual has been duly formed and is validly existing. All partnership interests in each Anderson Partnership have been validly issued and fully paid.
True, correct and complete copies of each of the partnership agreements and operating agreements, as applicable, of the Anderson Partnerships and all amendments thereto have been submitted to Highwoods prior to the date of this Amended and Restated Master Agreement. Each of the Anderson Partnerships has full power and authority to own and operate its properties and to enter into and perform its obligations under this Amended and Restated Master Agreement and the documents and instruments contemplated hereby to which they are a party, and the execution, delivery and performance of this Amended and Restated Master
Agreement have been duly authorized by all requisite partnership or company actions on the part of each of the Anderson Partnerships. This Amended and Restated Master Agreement constitutes, and the documents and instruments contemplated hereby and other instruments and documents to be executed and delivered by Anderson and the Anderson Partnerships, as applicable, hereunder will, when executed, constitute the legal, valid and binding obligations of Anderson and the Anderson Partnerships, respectively, enforceable against them in accordance with their respective

                                       16



terms, subject to bankruptcy and similar laws effecting the remedies or recourse of creditors generally. The Closing of the Acquisition Agreements and the Amended and Restated Master Agreement will effectuate the transfer of all of the ownership interests in each of the Acquired Anderson Partnerships.

         5.6 Power and Authority of API. API is a corporation duly incorporated, validly existing and authorized to transact business under the laws of the State of Georgia and is authorized to transact business as a foreign corporation in all states where the ownership of assets or the nature of its business requires qualification as a foreign corporation, with full corporate power and authority to conduct its business as it has been conducted in the past and enter into and perform its obligations under each of the Acquisition Agreements, this Amended and Restated Master Agreement and each of the documents and instruments contemplated by this Amended and Restated Master Agreement. The execution, delivery and performance of each of the Acquisition Agreements, this Amended and Restated Master Agreement, the consummation of the transactions contemplated hereby and the execution of the documents and instruments contemplated hereby have been duly authorized by all requisite corporate action on the part of API and this Amended and Restated Master Agreement constitutes, each of the Acquisition Agreements constitutes, and the instruments and documents to be executed and delivered by API hereunder will, when executed, constitute the legal, valid and binding obligations of API, enforceable against it in accordance with their respective terms, subject to bankruptcy and similar laws effecting the remedies or recourse of creditors generally.

         5.7 Rent Roll and Leases. The schedule of leases attached hereto as
SCHEDULE 5.7A (the "Schedule of Leases") is a true, correct and complete schedule of all leases, subleases and rights of occupancy (claiming directly by, through, under or with the knowledge of Anderson, the Anderson Partnerships or
API) in effect with respect to each of the Properties, (respectively, the
"Leases"), and there have been no material changes to the Schedule of Leases.
Except as set forth on the Schedule of Leases, there are no other leases, subleases, tenancies or other rights of occupancy (claiming directly by, through, under or with the knowledge of Anderson, the Anderson Partnerships or
API) in effect with respect to the Properties other than the Leases. True, correct and complete copies of the Leases, together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to Highwoods and its agents. SCHEDULE 5.7A includes the rent roll information and is, as of the date shown thereon, true and correct in all material respects. The Schedule of Leases sets forth, as of such date, (I) a list of all tenants under the Leases and the space occupied by each such tenant, (II) all arrearages owing from such tenants under such Leases
(listed on delinquency and default reports attached to the and made a part thereof), (III) the expiration date of the term of such Leases, (IV) the base rent and the rent the tenant under such Lease is currently obligated to pay, (V)
the current outstanding balances of any security deposits held pursuant to any
Leases, (VI) any prepayments of rent by any tenant under any Lease of more than one
                                       17



(1) month in advance (excluding security deposits which are delineated on the list attached to the Schedule of Leases and made a part thereof) and (VII) whether or not there are rental concessions or abatements under a Lease applicable to any period subsequent to the Closing. Except as set forth on the Schedule of Leases, all such Leases are valid and enforceable and presently in full force and effect, and none of the Leases have been assigned and all brokerage commissions payable under any of the Leases have been paid or will be paid by the Anderson Partnerships prior to the Closing Date, except as provided in SCHEDULE 5.7B attached hereto. All tenant upfit obligations provided for in any of the Leases not set forth on SCHEDULE 5.7C will be completed or paid for in full prior to the Closing or will be paid from escrow funds established for such purposes (and any excess amounts shall be the obligation of Anderson regardless of when incurred). Except as set forth on SCHEDULE 5.7D attached hereto or the tenant estoppel certificates, none of the Anderson Partnerships or any lessee under any Lease, is in default under such Lease, and there is no event which, but for the passage of time or the giving of notice, or both, would constitute a default under such Leases, except such defaults that would not have a material adverse effect on the condition, financial or otherwise or on the earnings, business affairs or business prospects of any of the Anderson
Partnerships or the Properties. Except as set forth on the Schedule of Leases, no tenant under any of the Leases has an option or right of first refusal to purchase the premises demised under such Leases. The consummation of the transactions contemplated by this Amended and Restated Master Agreement will not give rise to any breach, default or event of default under any of the Leases.
Each of the Leases is assignable by the applicable Anderson Partnership and, except as disclosed on SCHEDULE 5.7E attached hereto, none of the Leases requires the consent or approval of any party in connection with the transactions contemplated by this Amended and Restated Master Agreement.

         5.8 No Contracts. No agreements, undertakings or contracts affecting the Properties, the Acquired Anderson Partnerships or API, written or oral, will be in existence as of the Closing, except as set forth on SCHEDULE 1-1, SCHEDULE
5.7A [Leases], SCHEDULE 1-5 and SCHEDULE 5.8 attached hereto. With respect to any such contracts set forth on SCHEDULE 5.8 (collectively, the "Scheduled
Contracts"), each such contract is valid and binding on the applicable Anderson
Partnership and is in full force and effect in all material respects. Except as specifically set forth on SCHEDULE 5.8 attached hereto, no party to any Scheduled Contract to API's or Anderson's Actual Knowledge has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not have a material adverse effect on the business or operations of any of the Properties or any of the Anderson Partnerships, as applicable. None of the Scheduled Contracts requires the consent or approval of any party in connection with the transactions contemplated by this Amended and Restated
Master Agreement.

         5.9 Title to Property and Partnership Interests. The Descriptive
Property Exhibit hereof represents a true, correct and complete description of all ownership interests in the Properties, and there exist no other ownership interests in the Properties except as


                                       18




disclosed thereon. Either the Anderson Partnerships or Anderson own and will own at Closing good, valid and marketable fee simple title to the Properties, in such forms and in such percentages as are shown on the Descriptive Property
Exhibit hereof; the Anderson Partnerships or Anderson, respectively, own good, valid and marketable title to all personal property listed on SCHEDULE 5.9A attached hereto (the "Personal Property"). API owns good, valid and marketable title to the API Assets, free and clear of any Lien. Each owner of any interests in any of the Anderson Partnerships owns, to Anderson's and API's Actual
Knowledge, good, valid and marketable title to such interest(s) in the Anderson
Partnership(s) as are being conveyed to Highwoods under the Acquisition
Agreements free and clear of any lien, encumbrance, security interest, option, restriction, subscription or other similar right or interest, and such owner has, to Anderson's and API's Actual Knowledge, the absolute and unconditional right, power and authority to perform under the respective Acquisition
Agreements. Upon the consummation of the transactions contemplated by this Amended and Restated Master Agreement and the Acquisition Agreements, Highwoods will receive good and marketable title to all such interests in all of the Acquired Anderson Partnerships and all of the Properties, free and clear of any Liens (other than Permitted Liens). The Properties are not subject to any Liens except Permitted Liens and the easements, encumbrances and other exceptions to title listed as SCHEDULE 5.9B attached hereto.

         5.10 Liabilities; Indebtedness. Except for the Assumed Anderson Debt
Financing and the Payable Anderson Debt Financing, the Leases, the leasing commissions listed on SCHEDULE 5.7B and the operating agreements listed on
SCHEDULE 5.22, and those liabilities disclosed to Highwoods in writing on
SCHEDULE 5.10 hereto, no Indebtedness related to the Properties has been incurred except in each instance for trade payables and any other customary and ordinary expenses in the ordinary course of business that either will be paid and discharged in full by Anderson or the Anderson Partnerships, respectively, will be subject to adjustment as provided in Section 3.3 hereof or will remain an obligation of Anderson or an Anderson Partnership, no part of the ownership of which such Anderson Partnership is owned by Highwoods after Closing, as of the Closing. At Closing and after giving effect to the transactions contemplated by this Amended and Restated Master Agreement, there will exist no default, or event which with the passage of time or giving of notice or both would constitute a default with respect to the Assumed Anderson Debt Financing. The
Payable Anderson Debt Financing is unconditionally prepayable in full, without penalty, premium or charges, except as disclosed in SCHEDULE 1-5 attached hereto. Except as shown on the Anderson Financial Statements, none of the Anderson Partnerships, is subject to or obligated or liable under any Liability except for ordinary and customary expenses incurred in the ordinary course of business.

         5.11 Insurance. Each of the Anderson Parties currently maintains or causes to be maintained all of the public liability, casualty and other insurance coverage with respect to the Properties and their respective businesses as set forth on SCHEDULE 5.11 attached


                                       19


hereto. All such insurance coverage shall be maintained in full force and effect through the Closing and all premiums due and payable thereunder have been, and shall be, fully paid when due.

         5.12 Personal Property. All equipment, fixtures and personal property located at or on any of the Properties or at the place(s) of business of API, respectively, which is owned or leased by the Anderson Partnerships or API, as applicable, shall remain at the Properties or at the place(s) of business of API and shall not be removed prior to the Closing, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business. The personal property of the Anderson Partnerships and of API is not subject to any liens except for Permitted Liens.

         5.13 Claims or Litigation. Except as set forth on SCHEDULE 5.13 attached hereto, none of the Anderson Parties nor any of the Properties are subject to claim, demand, suit or unfiled lien, proceeding or litigation of any kind, pending or outstanding, before any court or administrative, governmental or regulatory authority, agency or body, domestic or foreign, or to any order, judgment, injunction or decree of any court, tribunal or other governmental authority, or, to the Actual Knowledge of Anderson or API, threatened, or likely to be made or instituted, which would have a materially adverse affect on the business or financial condition of any of the Anderson Parties or any of the Properties or in any way be binding upon Highwoods or affect or limit
Highwoods' full use and enjoyment of any of the Properties or which would limit or restrict in any way any Anderson Party' right or ability to enter into this Amended and Restated Master Agreement and consummate the assignments, transfers, conveyances and any other transaction contemplated hereby.

         5.14 Hazardous Substances. Except as set forth in the environmental audit reports provided to Highwoods by the Anderson Parties and in the environmental assessments of the Properties conducted on behalf of Highwoods
(the "Environmental Assessments"), the Anderson Parties have not generated, stored, released, discharged or disposed of hazardous substances or hazardous wastes at, upon or from any of the Properties in violation of any Environmental
Law, order, judgment or decree or permit, or in connection with which remedial action would be required under any Environmental Law, order, judgment, decree or permit. Except as set forth in the environmental audit reports provided to Highwoods by the Anderson Parties or in the Environmental Assessments, no hazardous substances or hazardous wastes have otherwise been generated, stored, released, discharged or disposed of from, at or upon any of the Properties in violation of any Environmental Law. Except as set forth in the environmental audit reports provided to Highwoods by the Anderson Parties or in the Environmental Assessments, no underground storage tanks are to Anderson's and API's Actual Knowledge located on any of the Properties. As used in this Amended and Restated Master Agreement, the terms "hazardous substances" and "hazardous wastes" shall have the meanings set forth in the Comprehensive Environmental
Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource


                                       20


Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean Water Act, as amended, and the regulations thereunder, and such terms shall also include asbestos, petroleum products, radioactive materials and any regulated substances under any Environmental Law, regulation or ordinance.

         5.15 Financial Condition of the Properties and Anderson Parties. Except as set forth in SCHEDULE 5.15 attached hereto, there has been no material adverse change, financial or otherwise, in any of the Anderson Parties or any of the Properties as previously represented by any of the Anderson Parties, including, without limitation, as disclosed in the Anderson Financial
Statements.

         5.16 Compliance with Laws. The Anderson Parties possess such certificates, authorities or permits issued by the appropriate state or federal regulatory agencies or bodies necessary to conduct the business to be conducted by them and, to Anderson's and API's Actual Knowledge, there are no proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of any of the Anderson Partnerships, API or any of the Properties, as applicable. There is no violation to Anderson's and API's Actual Knowledge of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With
Disabilities Act ("ADA"), or any restrictive covenants or other easements, encumbrances or agreements, relating to any of the Properties, which remains uncured. To Andersons' and API's Actual Knowledge: (i) each of the Properties, has been constructed and is operated in accordance with all applicable laws, ordinances, rules and regulations, (ii) all approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained, and (iii) such approvals will not be invalidated by the consummation of the transactions contemplated by this Amended and Restated Master Agreement. The representations and warranties, except to the extent provided by Section 5.2 hereof, shall not survive Closing.

         5.17         Employees.  None of the Anderson Partnerships presently has any employees nor have any of the Anderson Partnerships ever had any such employees.

         5.18 Condemnation and Moratoria. There are to Andersons's and API's
Actual Knowledge (i) no pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of any of the Properties; (ii) no pending or threatened moratoria on utility or public sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements, including without limitation tenant improvements, which affect or would affect any portion of any of the

                                       21


Properties; and (iii) no pending or threatened proceeding to change adversely the existing zoning classification as to any portion of any of the Properties.
To Anderson's and API's Actual Knowledge, (x) no portion of any of the Properties is a designated historic property or located within a designated historic area or district, and (y) there are no graveyards or burial grounds located within any of the Properties.

         5.19 Condition of Improvements. Except as disclosed or made known to Highwoods in the course of its inspection activities or except as described on SCHEDULE 5.19 attached hereto, there is to Anderson's and API's
Actual Knowledge no material defect in the condition of (i) any of the Properties, (ii) the improvements thereon, (iii) the roof, foundation, load-bearing walls or other structural elements thereof, or (iv) the mechanical, electrical, plumbing and safety systems therein, nor any material damage from casualty or other cause, nor any soil condition of any nature that will not support all of the Improvements currently thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.
The representations and warranties, except to the extent provided by Section 5.2 hereof, shall not survive Closing.

         5.20 Taxes. Except as set forth on SCHEDULE 5.20 attached hereto, (i) all tax or information returns required to be filed on or before the date hereof by or on behalf of the Anderson Parties or the Properties have been filed and all such tax or information returns required to be filed hereafter will be filed on or before the date due in accordance with all applicable laws prior to the incurrence of any penalties or interest thereon and all taxes shown to be due on any returns have been paid or will be paid when due; and (ii) there is no action, suit or proceeding pending against or threatened with respect to any Anderson Party or any of the Properties in respect of any tax, nor is any claim for additional tax asserted by any taxing authority. None of the Anderson
Parties nor any of their respective federal, state and local income or franchise tax returns are to Anderson's and API's Actual Knowledge the subject of any audit or examination by any taxing authority. None of the Anderson Parties has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

         5.21 Management Agreements. All management, service and similar agreements in effect between any of the Anderson Parties and any affiliates of the Anderson Parties are described on SCHEDULE 5.21 attached hereto
(collectively, the "Management and Leasing Agreements"), and all such Management and Leasing Agreements relating to the Properties shall be terminated as of the Closing Date and thereafter shall be void and of no further force and effect.

         5.22 Operating Agreements. True, complete and correct copies of all agreements pertaining to the operation of the Properties as of the date hereof
(collectively, the "Existing Operating Agreements") have been provided or made available to Highwoods. The Existing

                                       22



Operating Agreements are in full force and effect, no Anderson Party is in default of any of its material obligations under any of such Existing Operating
Agreements, and except for those set forth on SCHEDULE 5.22 attached hereto, all Existing Operating Agreements are terminable on not more than thirty (30) days prior written notice and without payment of any penalty. At the Closing with respect to each of the Properties, true, complete and correct copies of such Existing Operating Agreements shall have been provided or made available to Highwoods and, the Existing Operating Agreements shall be, unless otherwise described in writing to Highwoods or except as otherwise provided herein, (x) in full force and effect and (xi) free from any default by the appropriate
Anderson Partnership of any of its material obligations under any of them.
Anderson shall advise Highwoods immediately of any default by any party to an Existing Operating Agreement.

         5.23 ERISA; Employee Benefit Plans. Except as disclosed on SCHEDULE
5.23 attached hereto, none of the Anderson Parties nor any Person which, in conjunction with any of the Anderson Parties, is treated as a single employer under Section 414 of the Code (referred to as an "ERISA Affiliate") has any officer or employee bonus, incentive compensation, profit-sharing, pension, stock ownership, medical expense reimbursement plan, group insurance or employee welfare or benefit plan of any nature whatsoever (an "Employee Benefit Plan"), including, without limitation, any "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA") or any "multiemployer plan" within the meaning of ERISA. To the extent, if any, that there has heretofore been any such Employee Benefit Plan in effect, such plan has been terminated, required notice, if any, has been given to the Pension Benefit Guaranty Corporation and received from such Anderson
Party or ERISA Affiliate and all liabilities, if any, of any Anderson Party with respect thereto have been fully and finally discharged and released in writing.
No Anderson Party or any ERISA Affiliate has any obligation, liability or commitment to any Person with respect to any Employee Benefit Plan that will be the obligation of, or will affect the property or assets of HPI or Highwoods.

         5.24 Absence of Certain Changes. Since October 31, 1996, except as otherwise set forth in this Amended and Restated Master Agreement or as disclosed in writing to Highwoods by an Anderson Party or as otherwise known to Highwoods, there has not been with respect to Anderson, API or any of the Anderson Partnerships:

                      (a) any material adverse change in the financial condition of any of such Anderson Parties;

                      (b) any change in the condition of the property, business or liabilities of any of the Anderson Partnerships or API except normal and usual changes in the ordinary course of business which have not been materially adverse;

                                       23




                      (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of any of the Anderson Partnerships or API;

                      (d) any sale, abandonment or other disposition by any of the Anderson Partnerships or API or of any interest in the Properties, or of any personal property other than in the ordinary course of such Anderson Partnerships or API's business;

                      (e) any change in the accounting methods or practices by any of the Anderson Partnerships or API or in depreciation or amortization policies theretofore used or adopted;

                      (f) any material contractual liability incurred by any of the Anderson Partnerships or of API, contingent or otherwise, other than for operating expenses, obligations under executory contracts incurred for fair consideration and taxes accrued with respect to operations during such period, all incurred in the ordinary course of business; or

                      (g) any other material change in the business of any of the Anderson Partnerships or API, or any of the Properties.

         5.25 Tradename. API owns all right, title and interest in and to the tradename "ANDERSON PROPERTIES " and all variations and derivatives thereof and goodwill associated therewith arising out of the use of such tradename
(collectively, the "Tradename") free and clear of any Liens or pending or threatened third party claims for infringement or unlawful use thereof, and API has the right to sell, transfer, assign and convey the Tradename to Highwoods.
API will at Closing, transfer to Highwoods all of its right, title and interest in the Tradename, including the goodwill associated therewith and the rights to all the variations to the Tradename.

         5.26 Operation of Business. Except as set forth on Schedule 5.26 attached hereto, from November 14, 1996 through the Closing Date, API has conducted its business only in the ordinary course and has not granted any substantial or general or uniform increase in the rate of pay of any employees or any substantial increase in salaries to any employees or officers (by means of bonus, pension plan or other contract or otherwise).

         5.27 Effect of Transactions on Title. After giving effect to the Transactions, Highwoods will be the owner of the Personal Property and the API
Assets, free and clear of any Liens or ownership interests except for the Permitted Liens.

                                       24


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                                  OF HIGHWOODS

         To induce the Anderson Parties to enter into this Amended and Restated
Master Agreement and the transactions contemplated hereby, Highwoods hereby represents and warrants to the Anderson Parties that the statements contained in this Article VI are true, correct and complete as of the date hereof. Highwoods shall deliver to the Anderson Parties, as applicable, at Closing a certificate certifying that all such representations and warranties are still true, complete and correct as of the Closing Date, or to the extent that any such representations and warranties are not true, correct and complete, stating the fact or facts which render such representation and warranty untrue. It is the express intention and agreement of Highwoods that the foregoing representations and warranties shall survive the consummation of the transactions contemplated in this Amended and Restated Master Agreement, except as expressly provided in
Section 11.4 hereof.

         6.1 Organization and Authority. Highwoods has been duly formed and is validly existing as a North Carolina limited partnership and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions where the ownership of its property would necessitate such qualification. Highwoods has all partnership power and authority under its Partnership Agreement and its certificate of limited partnership to enter into this Amended and Restated Master Agreement and the Acquisition Agreements and to enter into and deliver all of the documents and instruments required to be executed and delivered by Highwoods and to perform its obligations hereunder and thereunder.

         6.2 Binding Obligation. The execution and delivery of this Amended and Restated Master Agreement, the Acquisition Agreements and the documents required to be executed by Highwoods hereunder and thereunder, and the performance of its obligations under this Amended and Restated Master Agreement and the Acquisition
Agreements, have been duly authorized by all requisite partnership action, and this Amended and Restated Master Agreement and the Acquisition Agreements have been, and such documents will on the Closing date have been, duly executed and delivered by Highwoods. This Amended and Restated Master Agreement and the
Acquisition Agreements do and will, and the documents executed by Highwoods will, constitute the valid and binding obligation of Highwoods enforceable in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally.

         6.3 Partnership Agreement. The Partnership Agreement and amendments previously delivered to Anderson or his attorneys is a true, complete and correct copy of the limited partnership agreement of Highwoods, as amended. The
Partnership Agreement is in

                                       25

full force and effect and has not been further amended, modified or terminated except as disclosed to Anderson or the Anderson Parties.

         6.4 Disclosure. To the Actual Knowledge of Highwoods, the representations and warranties contained in this Amended and Restated Master
Agreement (including Schedules and Exhibits and documents or instruments delivered in connection herewith) or in any information, statement, certificate or agreement furnished or to be furnished to any of the Anderson Parties by Highwoods in connection with the Closing pursuant to this Amended and Restated
Master Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES OF HPI

         HPI hereby represents and warrants to each Anderson Party as follows:

         7.1 Organization and Authority. HPI has been duly formed and is validly existing as a Maryland corporation and has elected under the Code to be treated as a real estate investment trust, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions in which its properties or Highwoods' properties are located. HPI has all power and authority under its organizational documents to enter into this Amended and Restated Master Agreement and such other documents as are required hereby and by the Acquisition Agreements to be executed by it.

         7.2 Binding Obligations. The execution and delivery of this Amended and Restated Master Agreement, the Acquisition Agreements and the documents required to be executed by HPI by the terms hereof and thereof, and the performance of its obligations under this Amended and Restated Master Agreement, the Acquisition Agreements and the documents executed by it, have been duly authorized by all requisite action and this Amended and Restated Master
Agreement, the Acquisition Agreements, and the documents required to be executed by it have been and will on the Closing Date have been, duly executed and delivered by HPI. To the Actual Knowledge of HPI, none of the foregoing requires any action by or in respect of, or filing with, any governmental body, agency or official or contravenes or constitutes a default under any provision of applicable law or regulation, any organizational document of HPI or any agreement, judgment, injunction, order, decree or other instrument binding upon HPI. This Amended and Restated Master Agreement does and will, and the documents required to be executed by it will, constitute the valid and binding obligations of HPI enforceable in accordance with their respective


                                       26



terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally.

         7.3 Securities Filings. HPI has delivered or made available to Anderson the registration statement of HPI filed with the SEC in connection with HPI's initial public offering of Shares of HPI common stock, and all exhibits, amendments and supplements thereto (the "Initial Registration Statement"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the Initial Registration Statement each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Highwoods Reports").
The Highwoods Reports, which were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by HPI under the Securities Laws. As of their respective dates, the Highwoods Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of circumstances under which they were made, not misleading. No material adverse change in the financial condition, business operations or properties of HPI has occurred that would render any material statement made in any of the Highwoods Reports materially untrue or misleading.

         7.4 REIT Status of HPI. HPI is organized and operates and will continue to operate in a manner so as to qualify as a "real estate investment trust" under Section 856 thorough 860 of the Code. HPI has elected, and will continue to elect, to be taxed as a "real estate investment trust" under the Code.

                                  ARTICLE VIII
                               CLOSING DELIVERIES

         8.1 Anderson Closing Deliveries. At Closing or at such earlier date if otherwise provided in this Amended and Restated Master Agreement or if otherwise expressly agreed by Highwoods, the Anderson Parties shall deliver or cause to be delivered to Highwoods the following documents, instruments, opinions, certificates and statements:

                      (a) The documents, instruments, deeds, assignments, affidavits, forms, contracts and agreements required to be delivered under the Acquisition Agreements;

                      (b) A tenant estoppel certificate in the form attached
         hereto as Exhibit 8.1(e) from each tenant under the Leases provided, however, this Section 8.1(e) shall be deemed satisfied if such tenant estoppel certificates are delivered from tenants occupying eighty-percent (80%)
                                       27

         of the aggregate net rented square feet of the improved Properties
         (the "Buildings"). To the extent the Anderson Parties shall not have delivered tenant estoppel certificates by Closing from tenants occupying 80% of the net rented space of the Buildings, Anderson will execute a sufficient number of certificates (certifying the same matters set forth in the tenant estoppel certificates submitted to tenants which were not received) (the "Owner Estoppel Certificates") related to tenants leasing that number of net rented square feet in the Buildings, which when added to the net rented square feet in the Buildings leased by tenants whose tenant estoppel certificates have been received, will equal 80% or more of the net rented square feet in the Buildings. Anderson will agree to indemnify Highwoods from loss or damage incurred by Highwoods resulting from the inaccuracy of any matter contained in such certificates executed by Anderson.
         Notwithstanding the representations and warranties of Anderson to its Actual Knowledge related to the Leases as set forth in Section 5.7 above, the Owner Estoppel Certificates shall not be limited to Anderson's Actual Knowledge, but rather shall contain unconditional representations. Anderson agrees to send estoppel certificates to all tenants of the Property and request that the same be completed and returned for delivery to Highwoods. Provided, further, Anderson will be released from liability under the above referenced indemnifications pari passu with the receipt of executed tenant estoppels subsequent to Closing.

                      (c) A lender's estoppel certificate and assumption agreement from each of the holders of the Assumed Anderson Debt
         Financing ;

                      (d) A certified payoff letter, effective through the Closing Date, from each of the holders of the Payable Anderson Debt
         Financing, and such evidence of cancellation of documents or instruments as Highwoods reasonably may require;

                      (e) If requested by Highwoods, quit claim deeds or articles of merger and dissolution and bills of sales to facilitate the dissolution of the Anderson Partnerships pursuant to Section 2.1(c) hereto in form and substance satisfactory to Highwoods and its counsel;

                      (f) An assignment of the Tradename and all derivatives or variations thereof used prior to the Closing Date in form and substance satisfactory to Highwoods and its counsel;

                      (g) Evidence, obtained based upon the best efforts of the Anderson Parties, of compliance by the Properties, (and the development, operation, occupation and use thereof) with all applicable land use, zoning, building, planning, development, subdivision, watershed and other similar laws, rules, regulation and ordinances from all governmental or quasi-governmental agencies, boards, departments, bodies, commissions or subdivisions having or asserting jurisdiction over the Properties or the development, operation, use or occupancy thereof in form, content and detail satisfactory to Highwoods and its counsel.

                                       28


         8.2 Additional Deliveries. Each of the Anderson Parties agrees to execute and deliver to Highwoods or cause to be executed and delivered to Highwoods such further documents, instruments, statements, opinions, certificates, deeds, waivers and agreements as Highwoods reasonably may deem necessary or appropriate to carry out the terms and provisions of this Amended and Restated Master Agreement.


                                   ARTICLE IX
                             CONDITIONS PRECEDENT TO
                             HIGHWOODS'S PERFORMANCE


         The obligations of Highwoods to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the conditions in this Article IX, except to the extent that Highwoods may, in its absolute discretion, waive one or more thereof in writing in whole or in part, unless expressly provided otherwise herein.

         9.1 Representations, Warranties and Covenants. The representations and warranties of the Anderson Parties contained herein shall be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and the covenants and agreements of the Anderson Parties set forth herein shall have been complied with through the Closing Date in all material respects, and a certificate of such effect shall be executed and delivered to Highwoods by the Anderson Parties on and as of the Closing Date.

         9.2          Consents.  The consents described in SCHEDULES 5.1 AND
5.7E shall have been obtained in form reasonably satisfactory to Highwoods.

         9.3 Document Deliveries. The Anderson Parties shall have delivered or caused to be delivered to Highwoods the documents, instruments and other items referred to in Article VIII above.

         9.4 No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Amended and Restated Master Agreement, or any of the shareholders, members, officers or directors of any of them, or any of the assets of any of the Anderson Parties, or any of the Anderson Partnerships wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Amended and Restated Master Agreement,
(ii) cause any

                                       29




of the transactions contemplated by this Amended and Restated Master Agreement to be rescinded following consummation, or (iii) adversely affect the right of Highwoods to own, operate or control the Anderson Partnerships (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect) or own the assets of API.

         9.5 Termination. The Anderson Parties shall have terminated the Management and Leasing Agreements.

         9.6 Legal Opinion. There shall have been delivered to Highwoods the written legal opinion of Elrod & Thompson, counsel for the Anderson Partnerships and Anderson and API, dated the Closing Date, in form reasonably acceptable to Highwoods and its counsel.

         9.7      Other Assurances. The Anderson Parties shall have delivered to
Highwoods such other and further certificates, assurances and documents as Highwoods may reasonably request to evidence the accuracy of the representations and warranties made pursuant to Article V, the performance of covenants and agreements to be performed pursuant to Article IV at or prior to the Closing, and the fulfillment of the conditions to Highwoods's obligations hereunder.

         9.8          Review Period.        Highwoods shall not have terminated
this Agreement pursuant to the rights granted to Highwoods in Section 2.3 and/or
Section 2.5 hereof.


                                    ARTICLE X
                              CONDITIONS PRECEDENT
                        TO ANDERSON PARTIES' PERFORMANCE

         The obligations of the Anderson Parties to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the conditions in this Article X, except to the extent that the Anderson Parties may, in their absolute discretion, waive in writing one or more thereof in whole or in part.
         10.1 Representations and Warranties. The representations and warranties of Highwoods contained herein shall be true in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and the covenants of Highwoods set forth herein shall have been complied with in all material respects through the Closing Date, and a certificate to such effect shall be executed and delivered to the Anderson Parties by Highwoods on and as of the Closing Date.

         10.2 Payment of Purchase Price. Highwoods shall have paid the Aggregate Consideration in the manner described in Article III.


                                       30





         10.3 No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Amended and Restated Master Agreement, or any of the shareholders, officers or directors of any of them, or any of the assets of Highwoods wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Amended and Restated Master Agreement, (ii) cause any of the transactions contemplated by this Amended and Restated Master Agreement to be rescinded following consummation or (iii) adversely affect the right of Highwoods to own, operate or control the Properties (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect).

         10.4 Legal Opinion. There shall have been delivered to the Anderson
Parties the written opinion of Highwoods's special counsel, Smith Helms Mulliss
& Moore, L.L.P., dated the Closing Date, in form reasonably acceptable to the Anderson Parties.

                                   ARTICLE XI
                                    INDEMNITY

         11.1 Representations and Warranties of Anderson Partners. Anderson and
API hereby agree, for themselves and their successors and assigns, jointly and severally, to indemnify, defend and hold both Highwoods and HPI harmless from and against any and all damage, cause of action, action, proceeding, expense
(including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses), loss, cost, claim or liability (each a "Claim") suffered or incurred by either Highwoods or HPI as a result of any untruth, inaccuracy or breach in or of any the representations, warranties or covenants made in Article V above.

         11.2 Scope of Anderson Indemnity. Notwithstanding anything to the contrary contained in this Amended and Restated Master Agreement, Anderson shall have no liability for any Claim which is asserted more than twelve (12) calendar months after the Closing Date (except with respect to any Claim asserted because of the untruth, inaccuracy or breach of Section 5.20 (a "Tax Claim"), the time limitation for such a claim shall be the same as the statute of limitations applicable to the Tax Claim) except with respect to Claims for which notice of the breach or inaccuracy of the representations, warranties or covenants giving rise to such right of indemnity have been given to Anderson by written notice from Highwoods at any time within the twelve (12) month period following the Closing Date.

         11.3 Representations and Warranties of Highwoods. Highwoods hereby agrees, for itself and its successors and assigns, to indemnify, defend and hold
Anderson, API and


                                       31


the Anderson Partners harmless from and against any Claim suffered or incurred by Anderson as a result of any of the following:

                      (a) any untruth or inaccuracy in any representations or warranties herein;
         or

                      (b) to the extent as of the Closing Date Hyman Auerbach, Bennie Auerbach, Leon Auerbach or any of the Anderson Parties or
         Anderson Partners have not been released from any liability under or guaranty of the Assumed Anderson Debt Financing or to the extent any recourse is sought against such party under the Payable Anderson Debt
         Financing after the Closing Date.

It is the express intention and agreement of the parties that the foregoing indemnity shall survive the consummation of the transactions contemplated in this Amended and Restated Master Agreement; provided, however, that Highwoods shall not have any liability for expenses, damages, losses, costs or liability incurred by Anderson with respect to any Claim which, other than principal and interest or collection costs or other similar expenses related thereto under any Payable Anderson Debt Financing or Assumed Anderson Debt Financing, arises or is asserted more than twelve (12) calendar months after the Closing Date.

         11.4 Notice to Indemnitors. Any party entitled to indemnification under this Amended and Restated Master Agreement (the "Indemnified Party") shall give prompt written notice to the party against whom indemnity is sought pursuant to this Amended and Restated Master Agreement (the "Indemnifying Party") as to the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Amended and Restated Master
Agreement. Except as otherwise provided in Sections 11.2 and 11.3, the omission of the Indemnified Party to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Party on account of this Amended and Restated Master Agreement, except, however, the Indemnifying Party shall be relieved of liability to the extent that the failure so to notify (a) shall have caused prejudice to the defense of such claim, or (b) shall have increased the costs or liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (because of the lack of prompt notice from the Indemnified Party) to be involved in any investigations or negotiations regarding any such claim, nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Party. In case any such claim shall be asserted or commenced against an Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate in the negotiation or administration thereof and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, which notice shall be given within thirty (30) days of its receipt of such notice from


                                       32

such Indemnified Party, the Indemnifying Party will not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In the event that the Indemnifying Party does not wish to assume the defense, conduct or settlement of any claim, the Indemnified Party shall not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
Nothing in this Section 11.4 shall be construed to mean that either Highwoods or Anderson shall be responsible for any obligations, acts or omissions of the other prior to Closing, except for those obligations and liabilities expressly assumed by Highwoods or Anderson pursuant to this Amended and Restated Master
Agreement.

         11.5 Effect of Indemnity. Nothing in this Article XI shall be construed to mean that either Highwoods or the Anderson Parties shall be responsible for any obligations, acts or omissions of the other prior to Closing except for such obligations and liabilities expressly assumed pursuant to this Amended and Restated Master Agreement.



                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Notices. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service, certified mail, return receipt requested, or by telecopy to the address or telecopy number set forth below for the respective parties. All notices and demands so given shall be effective upon the delivery of the same to the party to whom notice or a demand is given, if personally delivered, or if sent by telecopy. If notice is by deposit with an express courier service, it shall be effective on the next business day (if sent for next business day delivery) following such deposit or, if notice is sent by certified mail, return receipt requested, it shall be effective upon receipt.

NOTICES TO THE ANDERSON PARTIES:

                      To the Anderson Parties, to the addressee at the address indicated on SCHEDULE 12.1 attached hereto.



                                       33




with copies to:

                      ELROD & THOMPSON
                      1500 Peachtree Center
                      South Tower
                      225 Peachtree St., N.E.
                      Atlanta, Georgia 30303
                      Attn: Ken Weiss
                      Telephone: (404) 659-1500
                      Telefax:   (404) 880-4757

NOTICES TO HIGHWOODS:

                      HIGHWOODS PROPERTIES, INC.
                      3100 Smoketree Court, Suite 600
                      Raleigh, North Carolina 27604
                      Attention:  Ronald P. Gibson
                      Telephone:  (919) 872-4924
                      Telefax:    (919) 876-2448

with copies to:

                      SMITH HELMS MULLISS & MOORE, L.L.P.
                      2800 Two Hannover Square
                      Raleigh, North Carolina  27601
                      Attention:  Mack D. Pridgen, III
                      Telephone:  (919) 755-8796
                      Telefax:    (919) 755-8800

                      MANNING FULTON & SKINNER
                      3605 Glenwood Avenue, Suite 500
                      Raleigh, North Carolina 27612
                      Attention:  Samuel T. Oliver, Jr.
                      Telephone:  (919) 787-8880
                      Telefax:    (919) 781-0811

No notice required or permitted under this Amended and Restated Master Agreement need be sent to any Anderson Party in more than one legal capacity unless such notice relates to such Anderson Party in that legal capacity.

         12.2 Counterparts. This Amended and Restated Master Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                       34




         12.3 Severability. Any provision of this Amended and Restated Master
Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision on any other jurisdiction.

         12.4 Assigns. This Amended and Restated Master Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, or other successors in interest of HPI and Highwoods. This Amended and Restated
Master Agreement shall be binding upon and inure to the benefit of any and all respective successors, assigns, personal representatives, executors, or other successors in interest of the Anderson Parties; provided, however, that none of the Anderson Parties shall assign its rights or delegate its obligations hereunder without the prior written consent of Highwoods, which may be withheld for any reason. Neither Highwoods nor HPI shall assign its rights or delegate its obligations hereunder without the prior written consent of the Anderson
Parties. This Amended and Restated Master Agreement shall not confer any rights or remedies upon any person or entity other than Highwoods, HPI, the Anderson
Parties and their respective successors and permitted assigns.

         12.5 Public Announcement. Except as otherwise required by law, none of the parties hereto may make public announcements with respect to the transactions contemplated by this Amended and Restated Master Agreement without the approval of the other parties, which approval may be withheld for any reason.

         12.6 Remedies. In the event that any party defaults or fails to perform any of the conditions or obligations of such party under this Amended and Restated Master Agreement or any other agreement, document or instrument executed in connection with this Amended and Restated Master Agreement, or in the event that any such party's representations or warranties contained herein or in any such other agreement, document or instrument are not true and correct as of the date hereof and as of the Closing Date, any other party shall be entitled to exercise any and all rights and remedies available to it by or pursuant to this Amended and Restated Master Agreement, documents or instruments contemplated hereby or at law (statutory or common) or in equity; provided, however, that in the event of a Closing of the transactions contemplated by this Amended and Restated Master Agreement, the rights and remedies of each party shall be limited to the rights contained in Article XI and in Section 3.3 relating solely to those closing adjustments allowed to be made in the Post-Closing Adjustment Period of this Amended and Restated Master Agreement.


         12.7 Captions. The captions and headings set forth in this Amended and Restated Master Agreement are for convenience of reference only and shall not be construed as a part of this Amended and Restated Master Agreement.

                                       35



         12.8 Exhibits and Schedules. All exhibits and schedules referred to in this Amended and Restated Master Agreement and attached hereto shall be deemed and construed as part of this Amended and Restated Master Agreement and for all purposes all such exhibits and schedules are hereby specifically incorporated herein by reference.

         12.9 Merger Clause. This Amended and Restated Master Agreement and the
Acquisition Agreements, including the exhibits and schedules incorporated herein and therein, contain the final, complete and exclusive statement of the agreement among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral and all prior written agreements, including the Master Agreement, with respect to the subject matter hereof are merged herein.

         12.10 Amendments and Waiver. No change, amendment, qualification, cancellation or termination hereof shall be effective unless in writing and duly executed by each of the parties hereto. No failure of any party to enforce any provisions hereof or to resort to any remedy or to exercise any one or more of alternate remedies and no delay in enforcing, resorting to or exercising any remedy shall constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof or to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur.

         12.11        Governing Laws.  This Amended and Restated Master Agreement shall be governed by and construed in accordance with the internal laws of the State of North
Carolina and of the United States of America.


                                       36





         IN WITNESS WHEREOF, the parties have duly executed this Agreement by their hands and under seal affixed hereto as of the date and year first above written.


                                    HIGHWOODS PROPERTIES, INC.
ATTEST:



                     By: /s/ Ronald P. Gibson
                         ___________________________________
                                          President
/s/ Edward J. Fritsch
----------------------
            _____ Secretary


[CORPORATE SEAL]


                                    HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                                    By:   Highwoods Properties, Inc.,
                                          General Partner

                     By:  /s/ Ronald P. Gibson
                          ___________________________________

                    Title: President
                           _________________________________



                                    ANDERSON PROPERTIES, INC.
ATTEST:

                     By: /s/ H. Gene Anderson
                         ________________________________
            _____ President
----------------------
            _____ Secretary


[CORPORATE SEAL]

                                    /s/ H. Gene Anderson
                                    ____________________________ (SEAL)
                                    H. Gene Anderson








                                    6348 NORTHEAST PARTNERS A,  (SEAL)
                                    a Georgia partnership

                                    By: /s/ H. Gene Anderson
                                       _________________________________
                                 Title:_________________________________


                                    AG JOINT VENTURE (SEAL)

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________


                     ANDERSON PARTNERS (Southside/Corporate
               Lakes), L.P., a Georgia limited partnership (SEAL)

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________










                                    GWINNETT DISTRIBUTION CENTER
                                     AA, a Georgia partnership (SEAL)

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________


                                    LAVISTA BUSINESS PARK AA, (SEAL)
                                    a Georgia partnership

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________


                                    ANDERSON/NEWPOINT, L.L.C., (SEAL)
                                    a Georgia limited liability company

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________


                                    OAKBROOK/MKKG JV, (SEAL)
                                    a Georgia partnership

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________


                                    STEEL DRIVE PARTNERS, LP, (SEAL)
                                    a Georgia limited partnership

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________


                                    ANDERSON/CHASTAIN, L.L.C., (SEAL)
                                    a Georgia limited liability company

                                    By: /s/ H. Gene Anderson
                                       _________________________________

                                 Title:_________________________________








                         LIST OF SCHEDULES AND EXHIBITS



Schedule 1                                  Anderson Partnerships

Schedule 1-1                                Assumed Anderson Debt Financing

Schedule 1-2                                Descriptive Property Exhibit

Schedule 1-3                                Exchange Option Agreements

Schedule 1-4                                Purchase Option Agreements

Schedule 1-5                                Payable Anderson Debt Financing

Schedule 2.1(c)                             Acquired Anderson Partnerships

Schedule 3.1(a)                             In-Service Properties

Schedule 3.1(b)                             Development Properties

Schedule 3.1(c)                             Bluegrass Transactions

Schedule 3.1(d)                             Development Land

Schedule 3.2(a)                             Aggregate Consideration/Unit Recipients and Cash
                                            Recipients
Schedule 3.5                                Prepayment Penalties

Schedule 4.1                                Third Party Commissions

Schedule 4.2                                Brokers

Schedule 4.7                                Personal Property of API

Schedule 5.1                                Consent of Anderson Parties

Schedule 5.3                                Conflicts

Schedule 5.7A                               Schedule of Leases

Schedule 5.7B                               Lease Commissions Assumed

Schedule 5.7C                               Highwoods Approved Leases







Schedule 5.7D                               Lease Defaults

Schedule 5.7E                               Lease Consents

Schedule 5.8                                Scheduled Contracts

Schedule 5.9A                               Personal Property

Schedule 5.9B                               Scheduled Liens and Encumbrances to
                                             Title

Schedule 5.10                               Assumed Liabilities - Disclosed

Schedule 5.11                               Insurance

Schedule 5.13                               Claims or Litigation

Schedule 5.15                               Exceptions to Financial Condition

Schedule 5.19                               Condition of Improvements

Schedule 5.20                               Taxes

Schedule 5.21                               Management Agreements

Schedule 5.22                               Operating Agreements - Exceptions to
                                             Termination

Schedule 5.23                               Employee Benefit Plans

Schedule 5.26                               Operation of Business - Exceptions

Schedule 12.1                               Names and Addresses of Anderson
                                             Parties


Exhibit 1                                   Description - Class B Units

Exhibit 3.1(d)                              Form of Right of First Refusal

Exhibit 4.3                                 Form of Anderson Employment
                                             Agreement

Exhibit 6.3                                 Partnership Agreement

Exhibit 8.1(c)                              Form of Tenant Estoppel Certificate


January 24, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

   Re:  Highwoods/Forsyth Limited Partnership

Ladies and Gentlemen:

    In connection with the Highwoods/Forsyth Limited Partnership (the
"Registrant") current report on Form 8-K (the "Report"), the Registrant hereby agrees, pursuant to Item 601(b)(2) of Regulation S-K, to furnish the Securities and Exchange Commission upon its request copies of the schedules omitted from Exhibits 2.1 and 2.2 of the Report.

                                  Very truly yours,

                                  HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                                  By: Highwoods Properties, its general partner

                                  /s/ Carman J. Liuzzo
                                  Chief Financial Officer


